Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-157658 on Form F-3 of our reports dated February 18, 2011, relating to the consolidated financial statements of ArcelorMittal and subsidiaries (“ArcelorMittal”), and the effectiveness of ArcelorMittal’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2010.

/s/ Deloitte S.A.
Luxembourg, Grand-Duchy of Luxembourg

February 18, 2011